Exhibit 3.5

CERTIFICATE OF INCREASE

OF

SHARES DESIGNATED

AS

SERIES A CONVERTIBLE PREFERRED STOCK,

PAR VALUE $0.01,

OF

COMMSCOPE HOLDING COMPANY, INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

CommScope Holding Company, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify:

FIRST:  That the Certificate of Designations of Series A Convertible Preferred Stock, par value $0.01, of the Company was filed with the office of the Secretary of State of the State of Delaware on April 3, 2019.

SECOND:  That on March 30, 2020, the Company filed a Certificate of Increase of Shares Designated as Series A Preferred Stock with the office of the Secretary of State of the State of Delaware increasing the number of authorized shares constituting and designated as Series A Convertible Preferred Stock from 1,000,000 shares to 1,200,000 shares.

THIRD:  That the Board of Directors of the Company (the “Board”), at a meeting of the Board held on February 28, 2024, duly adopted resolutions authorizing and directing a further increase in the number of authorized shares constituting and designated as Series A Convertible Preferred Stock of the Company, from 1,200,000 shares to 1,400,000 shares, in accordance with Section 151(g) of the Delaware General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed this 29th day of February, 2024.

COMMSCOPE HOLDING COMPANY, INC.

By:	/s/ Michael D. Coppin
	Name:	Michael D. Coppin
	Title:	Vice President